DISTRIBUTOR AGREEMENT

This is an agreement between Shoprider Canada Mobility Products, 1498 Cliveden Avenue, Annacis Island, Delta, British Columbia, V3M-6L9, hereinafter referred to as DISTRIBUTOR and NYACC Designs Ltd., 720 - 999 West Broadway, Vancouver, British Columbia, V5Z-1K5, hereinafter referred to as SUPPLIER.

1	.	EFFECTIVE: November 15, 2000 , SUPPLIER hereby appoints DISTRIBUTOR its stocking distributor in the following territory: all of Canada, United States with the option forthe rest of the World (except the Greater Vancouver area and the area west of Hope (( Bed rails only))).

HEREINAFTER REFERRED to as "the territory", for the sale of certain products, hereinafter referred to as "products", listed in SCHEDULE A attached hereto and made part hereof, such appointment being made upon the following terms and conditions:

2.	DISTRIBUTOR agrees not to sell, manufacture, promote or assist anyone else to sell, manufacture or promote in "the territory" any products which are competitive with the "products" listed in SCHEDULE A, or purchase "products" other than SUPPLIER while this agreement is in effect.

3.	SUPPLIER agrees to refer to DISTRIBUTOR all orders, inquiries and correspondence related to the sale of "products" in "the territory".

4.	DISTRIBUTOR agrees to refer to SUPPLIER all orders, inquiries and correspondence relating to "Bed rails" in the greater Vancouver area and the area west of Hope.

PRICES, TERMS AND CONDITIONS OF SALE
Prices, terms and conditions of sale for "products" sold by SUPPLIER to DISTRIBUTOR will be in accordance with SCHEDULE A, which is attached hereto and made part hereof.

SUPPLIER agrees that DISTRIBUTOR shall have the right of first refusal to distribute any future medical products the SUPPLIER develops and that the SUPPLIER cannot offer similar products to compete with the DISTRIBUTOR "products" without prior written consent.

NON-DISCLOSURE
Either party shall not disclose the contents and substance of this Agreement to any other person except upon mutually agreed upon terms by both parties.

PRICE CHANGES
Price for "products" purchased by the DISTRIBUTOR shall be mutually agreed upon by conducting a market survey from time to time by both the DISTRIBUTOR and the SUPPLIER. SUPPLIER will endeavour to give DISTRIBUTOR sixty (60) days written notice prior to the effective date of any price change for the "products".

DISTRIBUTOR SALES ORGANIZATION
DISTRIBUTOR agrees to use it's best efforts to sell "products" in "the territory" and to maintain facilities and staff adequate to assure prompt handling of inquiries, orders and shipments in "the territory".

INVENTORY STOCKING
DISTRIBUTOR agrees to purchase and SUPPLIER agrees to sell to DISTRIBUTOR upon execution of this agreement "products" at the prices and terms and conditions of sale listed in SCHEDULE A, in quantities sufficient to supply the majority of immediate needs of DISTRIBUTOR'S customers in "the territory", and to maintain stock sufficient to fill customer's orders as marketing conditions change from time to time.

SUPPLIER SALES ASSISTANCE
SUPPLIER will use it's best efforts to provide the DISTRIBUTOR with such commercial and technical assistance as may be necessary, in SUPPLIER opinion to enable DISTRIBUTOR to carry out effectively it's activities under this Agreement, and in connection herewith, to furnish such sales promotional material, including specification sheets, sales aids, samples, in reasonable quantities as SUPPLIER may have available, at no cost to the DISTRIBUTOR except for freight charges.

SUPPLIER shall endeavour to supply DISTRIBUTOR promptly, information concerning additions, improvements, changes, as well as termination of "products", as they occur from time to time.

WARRANTY
SUPPLIER agrees to extend DISTRIBUTOR a one-year (12 months) warranty on all the "products". DISTRIBUTOR agrees to supply proper documentation to support the claim. SUPPLIER agrees to keep an adequate supply of replacement parts for warranty and replacement.

NO AGENCY RELATIONSHIP
It is expressly understood and agreed, that the relationship under this Agreement is solely that of buyer and seller; neither party is of legal representative or agent of the other, neither party has any authority to assume or create any obligation on behalf of the other party, expressed or implied, with respect to "products" or otherwise.

Specifically, without limiting the generality of the foregoing, DISTRIBUTOR agrees not to make any representations, guarantees, or warranties on SUPPLIER behalf.

ASSIGNMENT
This Agreement may be assigned with mutual written consent of both parties. Both parties understanding is that the DISTRIBUTOR is going public with SUPPLIER having full knowledge and acceptance of this transaction.

LAW
It is expressly agreed that the Laws of Canada and the Province of British Columbia hereunder, shall govern the validity and construction of this Agreement and performance.

WAIVER
Either party's failure to enforce at any time any of the provisions of this Agreement, or any right with respect hereto, or to exercise any option herein provided, shall in no way be construed to be a waiver of such provisions, rights or options or in any way affect the validity of this Agreement.

Either party's exercise of any of its rights hereunder or of any options hereunder the terms or covenants herein shall not preclude or prejudice either party from hereafter exercising the same or any other right it may have under this Agreement, irrespective of any previous action or proceeding taken by either party hereunder.

DURATION AND TERMINATION
The initial term of this Agreement shall be thirty-six (36) months following the effective date specified in PAGE 1, SECTION 1.

The Agreement shall be renewed without further action of the parties for successive terms of twelve (12) months for each of the regions separately, Canada, United States and the rest of the world provided DISTRIBUTOR'S forecasts SCHEDULE B (for Canada), SCHEDULE C (for United States) SCHEDULE D (rest of the world) if sixty percent (60%) of forecast are met.

Both parties agree that the termination shall not result in a claim for damages, of any kind, including any claim for indemnity by DISTRIBUTOR against SUPPLIER. If sixty percent (60%) of the forecast is not met for each region the SUPPLIER has the option not to rene w the agreement for that separate region, but the other regions where the sixty percent (60%) forecasts are being met will not be affected. The forecast for each region will be done on a yearly basis.

Either party may cancel this Agreement at any time in the event that either party breached any of the terms or conditions of this Agreement, provided that such breach is not corrected by the breaching party within sixty (60) days after the offended party has given the breaching party written notice of such breach; or if there are instituted by or against either party proceedings in bankruptcy or under insolvency laws, or for reorganization, receivership or dissolution, or if either party shall make an assignment for the benefit of creditors.

SUPPLIER may terminate this Agreement upon the occurrence of any of the following: The discontinuance of DISTRIBUTOR'S sales of "products" in "the territory"; failure on the part of the DISTRIBUTOR to pay it's bills promptly (terms are net 30 days).

Upon termination or cancellation of this Agreement, DISTRIBUTOR agrees to discontinue immediately all advertising of or reference to "products" except to the extent that such advertising of or reference to "products" is necessary to dispose of DISTRIBUTOR'S then existing inventory of "products". If termination is by SUPPLIER, DISTRIBUTOR shall return "product" remaining unsold in it's inventory upon the effective date of termination, provided that the "products" are standard, not more than twelve (12) months old, are in satisfactory condition for resale as new. If termination is by DISTRIBUTOR this return privilege shall not apply.

TRANSPORTATION
SUPPLIER shall deliver the "products" to the DISTRIBUTOR'S warehouse in the Lower mainland and upon such delivery; title and risk of loss shall pass to the DISTRIBUTOR.

COMPLETE AGREEMENT
This Agreement supersedes and cancels any previous understanding of agreement between parties relating to the subject matter hereof, including any existing distribution agreement between the parties involving "products". It expresses the complete and final understanding with respect thereto and may not be changed in any way except by an instrument in writing signed by both parties.

NOTICES
Any written notices required or permitted to be sent to a party to this Agreement shall be addressed as follows:

To DISTRIBUTOR:
Shoprider Canada Mobility
1498 Cliveden Avenue
Delta, BC V3M 6L9

By: /s/ Ken Harveson
Ken Harverson

By: /s/ Rani Gill
Rani Gill

By: /s/ Carel Moore
Carel Moore

Date       November 9/00

To SUPPLIER:
NYACC Designs LTD.
#720 - 999 West Broadway
Vancouver, BC V5Z 1K5

By: /s/ Glenn Houston
Glenn Houston

Date       November 9/00

SCHEDULE A

The following products will be carried by Shoprider Canada Mobility Products

Part Number	Description	Price

CNPOI	Scooter Canopy	$100.00

NYOI	Bed Assist Solid	$35.00

NY03	Bed Assist 3 piece	$42.50

CHO1	Crutch Holder	$38.00

WHO5	Walker Holder	$38.00

CH02	Qxygen Holder	$38.00

TLOI	Scooter Trailer	$100.00

All pricing in Canadian funds
Terms: Net 30 days
F.O.B. Lower mainland warehouse
Prices subject to change (see PRICE CHANGES)

SCHEDULE B
(CANADA)

The following forecast is for the period of November 15,
2000 to November 15, 2001

Part Number	Description	Quantity

CNPO1	Scooter Canopy	1000 per Year

NYOI	Bed Assist Solid	2000 per Year

NY03	Bed Assist 3 piece	3000 per Year

CHOI	Crutch Holder	500 per Year

CH02	Oxygen Holder	100 per Year

WHO5	Walker Holder	100 per Year

TLO1	Scooter Trailer	500 per Year

SCHEDULE C
(UNITED STATES)

The following forecast is for the period of January 1, 2001 to
December 30, 2001

Part Number	Description	Quantity

CNPOI	Scooter Canopy	5000 per Year

NYOI	Solid Bed Assist	8000 per Year

NY03	Bed Assist 3 piece	10,000 per Year

CHOI	Crutch Holder	500 per Year

CH02	Oxygen Holder	200 per Year

W HO I	Walker Holder	200 per Year

TLOI	Scooter Trailer	1000 per Year

SCHEDULE D
(REST OF THE WORLD)

The following forecast will be completed on or before July 31, 2001